--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                 SCHEDULE 14D-9
               SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO
            SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 16)

                           RENTAL SERVICE CORPORATION
                           (Name of Subject Company)

                           RENTAL SERVICE CORPORATION
                      (Name of Person(s) Filing Statement)

                     Common Stock, Par Value $.01 Per Share
                         (Title of Class of Securities)

                                   76009V102
                     (CUSIP Number of Class of Securities)

                               ----------------

                                Robert M. Wilson
   Executive Vice President, Chief Financial Officer, Secretary and Treasurer
                           Rental Service Corporation
                     6929 East Greenway Parkway, Suite 200
                           Scottsdale, Arizona 85254
                                 (480) 905-3300
      (Name, Address and Telephone Number of Person Authorized to Receive
     Notice and Communications on Behalf of the Person(s) Filing Statement)

                               ----------------

                                   Copies to:

      Elizabeth A. Blendell, Esq.                Mark D. Gerstein, Esq.
            Latham & Watkins                        Latham & Watkins
   633 West Fifth Street, Suite 4000             233 South Wacker Drive
   Los Angeles, California 90071-2007           Sears Tower, Suite 5800
             (213) 485-1234                   Chicago, Illinois 60606-6401
                                                     (312) 876-7700

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Item 8. Additional Information to be Furnished.

     On June 11, 1999, Rental Service Corporation ("RSC") distributed a memorandum to its full time employees with respect to RSC's Supplemental Severance Pay Plan adopted by the Board of Directors of RSC on May 20, 1999 (the "Supplemental Severance Plan"), together with a summary of the Supplemental Severance Plan dated June 11, 1999. Copies of the memorandum and summary with respect to the Supplemental Severance Plan are filed as Exhibits 63 and 64, respectively, hereto and are incorporated by reference herein. On June 11, 1999, RSC also disseminated an electronic transmission to its General Managers with respect to the Supplemental Severance Plan, which transmission included the texts of the memorandum and summary referenced above. The text of this electronic transmission is filed as Exhibit 65 hereto and is incorporated by reference herein.

Item 9. Material to be Filed as Exhibits.

     63  Memorandum to Rental Service Corporation employees dated June 11, 1999.

     64 Summary of Rental Service Corporation Supplemental Severance Pay Plan dated June 11, 1999.

     65 Text of electronic transmission to Rental Service Corporation General Managers disseminated on June 11, 1999.

                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 11, 1999                      Rental Service Corporation

                                          By: /s/ Robert M. Wilson
                                              ---------------------------------
                                          Name:  Robert M. Wilson
                                          Title: Executive Vice President, Chief
                                                 Financial Officer, Secretary
                                                 and Treasurer